Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-11 (filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended), of Janus Living, Inc. of our report dated February 27, 2026 relating to the financial statements of Janus Living, Inc., appearing in Registration Statement No. 333-293835 on Form S-11, as amended, of Janus Living, Inc. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

March 19, 2026